Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2019, relating to the consolidated financial statements of Mercury Parent, LLC and its subsidiaries as of and for the years ended December 31, 2018 and 2017 appearing in Exhibit 99.1 to the Annual Report on Form 10-K of The Providence Service Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

September 9, 2019